Exhibit 10.21

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT entered into November 28, 2016,

BETWEEN:   Marc Moore (hereinafter referred to as the “Employee”);

AND:    Cleartronic, Inc. is a corporation duly incorporated under the laws of the State of Florida, which with its affiliated and related entities and subsidiaries are hereinafter referred to as “CLRI”;

WHEREAS CLRI wishes to retain the services of Employee;

WHEREAS the Employee and CLRI are desirous of entering into an agreement for the Employee’s employment, all subject to the terms and conditions set forth in this Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.

  EMPLOYMENT

CLRI hereby employs the Employee and the Employee hereby accepts employment with CLRI upon the terms and subject to the conditions set forth herein.

2.

  TERM

Unless sooner terminated as provided for in this Agreement, the term of the Employee’s employment under this Agreement shall commence on November 28, 2016 and shall continue for one year (the “Term”).

3.

  COMPENSATION

The Employee shall receive a salary of $200,000 during the term of this Agreement plus other compensation as set by the CLRI Board of Directors.

4.

  RETURN OF DOCUMENTS AND PROPERTY

Upon the termination of Employee’s employment with CLRI, or at any time upon the request of CLRI, Employee (or his heirs or personal representatives) shall deliver to CLRI (a) all documents and materials (including without limitation, computer files) containing trade secrets or other confidential information relating to the business and affairs of CLRI, and (b) all documents, materials and other property (including, without limitation, computer files)

belonging to CLRI, which in either case are in the possession or under the control of Employee (or his heirs or personal representatives).

5.

  DISCOVERIES AND WORKS

All Discoveries and Works (which includes all intellectual property, trade secrets and other confidential information) made or conceived by Employee during his employment by CLRI, jointly or with others, that relate to the present or anticipated activities of CLRI or any Subsidiary, or are used or usable by CLRI or any Subsidiary shall be owned by CLRI or the respective Subsidiary, as the case may be. Employee shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by CLRI or any Subsidiary to evidence or better assure title to Discoveries and Works in CLRI or any Subsidiary, as so requested, (b) renounce any and all claims, including but not limited to, claims of ownership and royalty, with respect to all Discoveries and Works and all other property owned or licensed by CLRI or any Subsidiary, (c) assist CLRI or any Subsidiary in obtaining or maintaining for itself at its own expense American and foreign patents, copyrights, trade secret protection or other protection of any and all Discoveries and Works, and (d) promptly execute, whether during the Term or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for CLRI or any Subsidiary and to protect the title of CLRI or any Subsidiary thereto, including but not limited to assignments of such patents and other rights. Any Discoveries and Works which, within six (6) months after the Termination Date, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by Employee and which pertain to the business carried on or products or services being sold or developed by CLRI or any Subsidiary at any time during the Term shall, as between Employee and CLRI or any Subsidiary be presumed to have been made during Employee’s employment pursuant to this Agreement.

6.

  TERMINATION FOR CAUSE BY CLRI

The Employee’s employment under this Agreement may be terminated by CLRI for Cause. In the event that the Employee’s employment under this Agreement shall validly be terminated by CLRI for Cause pursuant to this Section 6, CLRI shall promptly pay accrued but unpaid salary and reimburse or pay any other accrued but unpaid amounts due under this Agreement as of the date of termination, and thereafter CLRI shall have no further obligations under this Agreement.  All other benefits the Employee may have under the Employee and/or Group or senior executive benefit bonus and/or stock option plans and programs of CLRI or other contract shall be determined in accordance with the terms and conditions of such plans, programs and contracts. In the event of a termination for Cause, CLRI or any Subsidiary, as the case may be, shall retain all rights that it may have against Employee for any breach of this Agreement or otherwise. “Cause” shall mean  the Employee has committed a wilful, serious act such as fraud, embezzlement or theft; committed any act against CLRI intending to wrongfully enrich himself at the expense of CLRI or made an unauthorized use or disclosure of secret or confidential information pertaining to CLRI; the Employee has been convicted of a felony or commits an act constituting a felony; the Employee has wilfully engaged in conduct which has caused demonstrable and serious injury, monetary or otherwise, to CLR.

7.

  CONFIDENTIALITY

During the Term and for a period of three years thereafter, the Employee shall keep secret and retain in strictest confidence, and shall not use for his benefit or for the benefit or others, directly or indirectly, any and all confidential information relating to CLRI of which the Employee shall obtain knowledge by reason of his employment under this Agreement, including, without limitation, trade and business secrets or any other non-public or proprietary information concerning the business, customer lists, financial plans or projections, pricing policies, marketing plans or strategies, business acquisition or divestiture plans, new personnel acquisition plans, technical processes, inventions and other research projects, and except in connection with the performance of his duties under this Agreement, he shall not disclose any such information to anyone outside CLRI, except as required by law (provided prior written notice is given by the Employee to CLRI) or except with the prior written consent of CLRI, unless such information is known generally to the public or the trade through sources other than the unauthorized disclosure by the Employee.

8.

  NON-COMPETITION AND NON-SOLICITATION

8.1

The Employee acknowledges that CLRI has legitimate business interests in protecting its trade secrets, confidential information, customer relationships, and customer goodwill. For purposes of this Agreement and the Non-Competition provisions herein, the “Business” shall mean CLRI’s ReadyOp program, a secure web-based application that integrates multiple databases and a communications platform to support planning, response, command and communications for client organizations.

8.2

The Employee shall not, without the prior written consent of CLRI, at any time during the Term plus a period of twelve (12) months following the Employee’s termination for any reason (“Restriction Period”), either individually or in partnership or jointly or in connection with any Person, as principal, agent, consultant, lender, contractor, employer, employee, investor or shareholder, or in any other manner, directly or indirectly, anywhere within in North America or Europe (the “Territory”):

(a)

advise, manage, carry on, establish, acquire control of, work for, perform, render, or engage in, any business or service or activity that is similar to or competitive with the Business or any portion of the Business; or

(b)

invest in or lend money to, or guarantee the debts or obligations of, any business or service or activity, or any Person engaged in any business or service or activity, that is similar to or competitive with the Business or any portion of the Business; or

(c)

Without limiting the effect of the foregoing, competing with or competitive with the Business, includes without limitation, directly or indirectly, engaging in or permitting the solicitation or sale of any products or services of the type included within the meaning of the term Business as of the termination of the Employee’s employment with CLRI.

8.3

The Employee shall not during the Restriction Period, without the written consent of CLRI, directly or indirectly (as owner, principal, agent, partner, officer, employee, independent contractor, consultant, stockholder, or otherwise), (i) solicit any Client (as this term is defined below) for a purpose or objective of providing to such Client, or obtaining an engagement from such Client to provide, any services, businesses or products included within the term Business or (ii) solicit for employment or otherwise induce any employee employed by CLRI or any Affiliate at the date of termination of the Employee’s employment with CLRI to leave such employ or offer to employ or employ such employee. The term “Client” shall mean one or more of the following:

(a)

any current or former client or customer of CLRI;

(b)

any current client or current customer of CLRI if at any time since the Commencement Date the Employee had contact with such client or customer, or personally solicited such client or customer, or rendered services to such client or customer, or otherwise developed any relationship with such client or customer, or

(c)

any former client or former customer of CLRI who was, during the thirty-six (36) months preceding the Termination Date, a client or customer of CLRI, if at any time since the Commencement Date the Employee had contact with such client or customer, or solicited such client or customer, or rendered services to such client or customer, or otherwise developed any relationship with such client or customer.

8.4

The Employee acknowledges that the provisions of this Section 7 and 8 are expressly for the benefit of CLRI, that CLRI would be irreparably injured by a violation of the provisions of this Section and that CLRI would have no adequate remedy at law in the event of such violation.  Therefore, the Employee acknowledges and agrees that in addition to any other remedies available, injunctive relief, specific performance or any other appropriate equitable remedy (without any bond or other security being required) are appropriate remedies to enforce compliance by the Employee with the provisions of this Section 8. To the extent that any provision of this Section 8 is held to be overbroad, the parties request the Court to “blue pencil” or modify any such overbroad provision to the maximum amount that is enforceable.

9.  GENERAL PROVISIONS

9.1     Further Assurances

Each of the parties upon the request of any other party, whether before or after the date hereof, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

9.2     Successors in Interest

This Agreement and the provisions hereof shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns.

9.3     Notices

Any notice, direction or other instrument required or permitted to be given hereunder shall be in writing and shall be deemed given when addressed as set forth below and actually delivered to such address:

(a)        in the case of CLRI at:

8000 N. Federal Highway

Suite 100

Boca Raton, FL  33487

Fax: 561.953.5073

(b)

in the case of the Employee at:

Marc Moore

1211 N Westshore Blvd, Suite 401

Tampa, FL  33607

Any party may change his or its address for service by written notice given as aforesaid.

9.4     Amendments

This agreement may not be amended except by written instrument duly executed by or on behalf of the Parties.

9.5     Governing Laws and Exclusive Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The Parties hereby agree that any litigation directly or indirectly relating to this Agreement must be brought before and determined by a court of competent jurisdiction in Hillsborough County, Florida or in the Federal District Court for the Southern District of Florida and the Parties hereby agree to waive any rights to object to, and hereby agree to submit to, the jurisdiction of such courts.

9.8     Severability

Any article, section, subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall be severed from any illegal, invalid or unenforceable article, section, subsection or other subdivision of this Agreement or any other provision of this Agreement.

9.9     Waiver

No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in a written document duly executed by the party to be bound thereby.

9.10   Attorney’s Fees

If any legal proceeding is necessary to enforce or interpret the terms of this Agreement or to recover damages for breach hereof, the prevailing party shall be entitled to reasonable attorney’s fees as well as costs and disbursements in addition to any other relief to which he or it may be entitled.

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

Cleartronic, Inc.	Employee:

/s/ Larry Reid	/s/ Marc Moore
By: Larry Reid, CFO	Marc Moore